Exhibit 1

17 January 2005

Manager Companies

Company Announcements Office

Australian Stock Exchange Ltd

Level 4, Stock Exchange Centre

20 Bridge Street

Sydney   NSW   2000

Dear Sir,

Rinker Group Limited would like to advise that it will release a trading update for the third quarter (three months ended 31 December 2004) on Thursday 27 January 2005.

The update is expected to be released prior to the ASX morning opening. A conference call to analysts, to discuss the release, will be web cast live on the Rinker Group Limited website (www.rinkergroup.com) from 9 a.m. AEDT on Friday 28 January (5 p.m. US ET - Thursday 27 January). The conference call will be archived on the website.

Yours faithfully,

/s/ Peter Abraham
Peter Abraham
Company Secretary

Rinker Group Limited     ABN 53 003 433 118

Corporate Affairs and Investor Relations

Level 8, Tower B, 799 Pacific Highway, Chatswood NSW 2067    PO Box 5697, West Chatswood NSW 1515

Telephone (02) 9412 6600 Facsimile (02) 9412 6666 E-mail investorrelations@rinker.com.au